Exhibit 23.1

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-191894, No. 333-209680 and No. 333-213095) of Endurance International Group Holdings, Inc. of our report dated February 29, 2016 (except for the matters discussed in Notes 2, 9 and 19, as to which the date is November 17, 2016), relating to the consolidated financial statements of Endurance International Group Holdings, Inc., which appear in this Current Report on Form 8-K of Endurance International Group Holdings, Inc., dated November 17, 2016.

/s/ BDO USA, LLP

Boston, Massachusetts

November 17, 2016